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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Uranium Resources, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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URANIUM RESOURCES, INC.
405 STATE HIGHWAY 121 BYPASS
BUILDING A, SUITE 110
LEWISVILLE, TEXAS 75067
www.uraniumresources.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 4, 2012

To the Stockholders of URANIUM RESOURCES, INC.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Uranium Resources, Inc., a Delaware corporation (the "Company"), will be held at the offices of Baker & Hostetler LLP, 303 East 17th Avenue, Suite 1100, Denver, CO 80203-1264 on June 4, 2012, at 9:00 a.m., local time, for the following purposes:

          1.     To elect five (5) directors of the Company to serve until the next annual meeting of stockholders and until their respective successors shall be elected and qualified; and

          2.     To hold an advisory vote on the compensation of the Company's Named Executive Officers; and

          3.     To consider and vote upon a proposal to ratify the selection of Hein & Associates, LLP, independent accountants, as independent auditors for the Company for the fiscal year ending December 31, 2012; and

          4.     To transact such other business as may properly come before the Meeting or any adjournment thereof.

        Only stockholders of record at the close of business on April 26, 2012, are entitled to notice of and to vote at the Meeting or any adjournment thereof.

        STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON, SHOULD YOU LATER DECIDE TO ATTEND THE MEETING. PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR VOTE IS IMPORTANT.

By Order of the Board of Directors
/s/ THOMAS H. EHRLICH
Thomas H. Ehrlich, Secretary

Lewisville, Texas
April 30, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
2012 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 4, 2012

        The Company's Proxy Statement for the 2012 Annual Meeting of Stockholders and the Annual Report for the year ended December 31, 2011 are available at http://urre.client.shareholder.com.

PROXY VOTING OPTIONS

YOUR VOTE IS IMPORTANT!

        Whether or not you expect to personally attend the Annual Meeting, we urge you to vote your shares by following the voting instructions contained in the attached proxy package. How your Uranium Resources, Inc. share ownership is registered will determine your voting options. Voting early will ensure the presence of a quorum at the meeting and will save the Company the expense and extra work of additional solicitation. An addressed envelope, postage paid if mailed in the United States, is enclosed if you wish to vote your shares by returning your completed proxy card by mail. Submitting your Proxy now will not prevent you from voting at the meeting, as your vote by proxy is revocable at your option.

        If your options permit voting by the internet or telephone, this is a fast, convenient method of voting your shares, and your vote is immediately confirmed and tabulated. Most important, by using the internet or telephone, you help Uranium Resources, Inc. reduce postage and proxy tabulation costs.

        To ensure that your vote is properly recorded, please follow the voting instructions which accompany the proxy materials you received.

PLEASE DO NOT RETURN THE ENCLOSED PAPER BALLOT IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

URANIUM RESOURCES, INC.
405 STATE HIGHWAY 121 BYPASS
BUILDING A, SUITE 110
LEWISVILLE, TEXAS 75067
www.uraniumresources.com

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 4, 2012

        This Proxy Statement is furnished to stockholders of Uranium Resources, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders (the "Meeting") to be held at the offices of Baker Hostetler, 303 East 17th Avenue, Suite 1100, Denver, CO 80203-1264 on June 4, 2012, at 9:00 a.m., local time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The approximate date on which this Proxy Statement and the enclosed Proxy will first be sent to stockholders is April 30, 2012.

ACTION TO BE TAKEN AT THE MEETING

        Shares represented by a properly executed Proxy, unless the stockholder otherwise instructs in the Proxy, will be voted (a) for the election of the five individuals named under the caption Election of Directors as directors of the Company; (b) for approval, on an advisory basis, of the compensation of the Company's Named Executive Officers, as described in this Proxy Statement; (c) for the ratification of the selection of Hein & Associates, LLP, independent accountants, as independent auditors of the Company for the fiscal year ending December 31, 2012; and (d) at the discretion of the proxy holders on any other matter or business that may be properly presented at the Meeting or any adjournment thereof. Where a stockholder properly executes a proxy and gives instructions on how his shares are to be voted, the shares will be voted in accordance with those instructions.

        A proxy may be revoked at any time by a stockholder before it is exercised by giving written notice to the Secretary of the Company, or by signing and delivering a Proxy which is dated later, or, if the stockholder attends the Meeting in person, by either notice of revocation to the inspectors of election at the Meeting or by voting at the Meeting.

        The only matters that management intends to present at the Meeting are the three matters referenced in subparagraphs (a), (b) and (c) above. If any other matter or business is properly presented at the Meeting, the proxy holders will vote upon it in accordance with their best judgment.

OUTSTANDING VOTING SECURITIES
REQUISITE VOTE

        The record date for the Meeting is April 26, 2012. Only stockholders of record at the close of business on that date will be entitled to vote at the Meeting. At the close of business on that date, there were issued and outstanding 106,220,250 shares of the Company's Common Stock entitled to one vote per share. In the election of directors, cumulative voting is not allowed. One third of the outstanding Common Stock, present in person or by Proxy and entitled to vote, will constitute a quorum for the transaction of business at the Meeting. Broker non-votes and abstentions are considered "shares present" for quorum purposes. "Broker non-votes" include shares for which a bank, broker or other nominee (i.e., record) holder has not received voting instructions from the beneficial owner and for which the nominee holder does not have discretionary power to vote on a particular matter.

        Under Delaware law and the Company's Bylaws, if a quorum is present at the Meeting: (i) to be elected a director, each nominee must receive a plurality of the votes of the shares present in person or by Proxy at the Meeting and entitled to vote on the matter; and (ii) the affirmative vote of the majority of shares present in person or by Proxy at the Meeting and entitled to vote on the matter is required to approve, on an advisory basis, the compensation of the Company's Named Executive Officers; to ratify the selection of Hein & Associates, LLP, as independent auditors of the Company for the fiscal year ending December 31, 2012; and to approve any other matter submitted to a vote of stockholders at the Meeting.

        Abstentions will impact the proposals that require the affirmative vote of a majority of shares present at the Meeting because they are counted as present at the Meeting and entitled to vote on each matter, but are not a vote for approval.

        Under the rules that govern brokers who are record owners of shares that are held in brokerage accounts for the beneficial owners of the shares, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on routine matters but have no discretion to vote them on non-routine matters. Uninstructed shares on non-routine matters are "broker non-votes" and are not considered eligible to vote on those non-routine matters. As a result, broker non-votes are not counted in the denominator to determine whether the requisite vote has been obtained and, therefore, will have no impact on any of the non-routine matters.

        The election of directors, and the advisory vote on the compensation of the Company's Named Executive Officers are non-routine matters and the ratification of independent auditors is a routine matter.

        If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

 SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of April 26, 2012, information regarding persons known by us to beneficially own more than 5% of the outstanding shares of our Common Stock, unless otherwise indicated. Shown separately in the second table below is information regarding the beneficial ownership of our Common Stock as of April 26, 2012 by (i) each director and nominee for director, (ii) each of the Named Executive Officers, and (iii) all directors and Named Executive Officers as a group.

Principal Stockholders

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Resource Capital Fund V L.P.	10,259,567	(3)	9.7%
1400 Sixteenth Street, Suite 200 Denver, CO 80202
BlackRock, Inc.	5,723,397	(4)	5.4%
140 East 52nd Street New York, NY 10022
Dane Andreef	5,462,637	(5)	5.1%
140 East St. Lucia Lane Santa Rosa Beach, FL 32459

(1)
Each person has sole voting and investment power with respect to the shares listed, unless otherwise indicated. Beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power.

(2)
The shares owned by each person, and the shares included in the total number of shares outstanding, have been adjusted, and the percentages owned have been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 Shares subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3)
The general partner of Resource Capital Fund V L.P. ("RCF V") is Resource Capital Associates V L.P. ("Associates V"). The general partner of Associates V is RCA V GP Ltd. ("RCA V"). The sole members of RCA V are Messrs. Ryan T. Bennett, Ross R. Bhappu, Russ Cranswick, James McClements, Henderson G. Tuten and Ms. Sherri Croasdale (collectively, the "Principals"). Each of RCF V, Associates V, RCA V and the Principals may be deemed to have sole voting and dispositive power over, and therefore beneficial ownership of, the shares listed. Each of the Principals disclaim beneficial ownership of the common stock of the Company, except to the extent of each of their pecuniary interest therein. Such information is based upon a Form D filing dated March 19, 2012.

(4)
Such information is based upon a Form 13 G filing dated February 9, 2012.

(5)
Mr. Andreff is the Managing Member of Andreff Equity Advisors, L.L.C. and Maple Leaf Capital I, L.L.C. Such information is based upon a Form 13 G/A filing dated February 15, 2012.

Directors, Director Nominees and Named Executive Officers

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Paul K. Willmott	1,129,577	(3)	1.0%
Donald C. Ewigleben	506,457		0.5%
Leland O. Erdahl	512,455	(4)	0.5%
Terence J. Cryan	377,000	(5)	0.4%
Marvin K. Kaiser	235,000	(6)	0.2%
John H. Pfahl	—	(7)	0.0%
Richard Van Horn	626,244	(8)	0.6%
Thomas H. Ehrlich	649,008	(9)	0.6%
Mark S. Pelizza	581,211	(10)	0.5%
Mathew F. Lueras	51,184	(11)	0.1%
All executive officers and directors as a group (10 individuals)	4,668,136		4.4%

(1)
Each person has sole voting and investment power with respect to the shares listed, unless otherwise indicated. Beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power.

(2)
The shares owned by each person, and the shares included in the total number of shares outstanding, have been adjusted, and the percentages owned have been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934. Shares subject to options currently exercisable or exercisable within 60 days from April 26, 2012 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Statements as to shares that are included through exercise of options means that the options are currently exercisable or exercisable within 60 days from April 26, 2012. Statements as to shares not included means that the options are exercisable more than 60 days from April 26, 2012.

(3)
Includes 566,667 shares that may be acquired by Mr. Willmott through the exercise of stock options. Does not include 12,500 shares that may be acquired by Mr. Willmott through the exercise of unvested stock options.

(4)
Includes 222,917 shares that may be acquired by Mr. Erdahl through the exercise of stock options and under deferred compensation plans. Does not include 25,000 shares that may be acquired by Mr. Erdahl through the exercise of unvested stock options. Mr. Erdahl decided not to stand for reelection to the board, so is not up for election at the 2012 annual meeting.

(5)
Includes 291,667 shares that may be acquired by Mr. Cryan through the exercise of stock options. Does not include 25,000 shares that may be acquired by Mr. Cryan through the exercise of unvested stock options.

(6)
Includes 141,667 shares that may be acquired by Mr. Kaiser through the exercise of stock options. Does not include 25,000 shares that may be acquired by Mr. Kaiser through the exercise of unvested stock options.

(7)
Mr. Pfahl is not a principal of RCF V, Associates V or RCA V and does not exercise any voting or investment control over the shares owned by RCF V. He is therefore not deemed to beneficially own the shares held by RCF V.

(8)
Includes 400,000 shares that may be acquired by Mr. Van Horn through the exercise of stock options.

(9)
Includes 400,000 shares that may be acquired by Mr. Ehrlich through the exercise of stock options.

(10)
Includes 400,000 shares that may be acquired by Mr. Pelizza through the exercise of stock options.

(11)
Includes 33,334 shares that may be acquired by Mr. Lueras through the exercise of stock options. Does not include 6,666 shares that may be acquired by Mr. Lueras through the exercise of unvested stock options.

ELECTION OF DIRECTORS
(Proposal 1 on Proxy Card)

        Under the Company's Bylaws and pursuant to a resolution of the Board of Directors, the Board of Directors has fixed the size of the Board at five. Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. The Company's Board of Directors is not divided into classes; therefore, five directors will be elected at the Meeting.

        The current composition of the Company's Board of Directors is Mr. Willmott, Mr. Erdahl, Mr. Ewigleben, Mr. Cryan and Mr. Kaiser. Mr. Erdahl has decided not to stand for reelection. Four of the nominees are currently serving as a director of the Company and have consented to be named as a nominee. Mr. Pfahl, the other nominee, has also consented to be named as a nominee. Unless authority is withheld, it is intended that the shares represented by a properly executed Proxy will be voted for the election of all of the nominees (Paul K. Willmott, Donald C. Ewigleben, Terence J. Cryan, Marvin K. Kaiser and John H. Pfahl) as directors. If these nominees are unable to serve for any reason, such Proxy will be voted for such persons as shall be designated by the Board of Directors to replace such nominees. The Board of Directors has no reason to expect that these nominees will be unable to serve.

        The following table sets forth certain information concerning the individuals nominated for election as directors of the Company:

Name	Age	Positions and Offices with the Company
Paul K. Willmott	72	Executive Chairman and Director
Donald C. Ewigleben	58	President, Chief Executive Officer, Chief Operating Officer and Director
Terence J. Cryan	49	Director
Marvin K. Kaiser	70	Director
John H. Pfahl	30	Director

        Paul K. Willmott has served as a director since August 1994. On August 6, 2007, Mr. Willmott became Executive Chairman of the Board. Mr. Willmott previously served as President from February

1995 to October 2006 and from July 1995 to August 2007 as Chairman of the Board and Chief Executive Officer. Mr. Willmott served as our Chief Financial Officer from April 12, 1995 to September 25, 1995. Mr. Willmott retired from Union Carbide Corporation, where he was involved for 25 years in the finance and operation of Union Carbide's world-wide mining and metals business. Most recently, Mr. Willmott was President of UMETCO Minerals Corporation, a wholly owned subsidiary of Union Carbide, from 1987 to 1991, where he was responsible for Union Carbide's uranium and vanadium businesses. From January 1993 until February 1995, Mr. Willmott was engaged by the Concord Mining Unit as a senior vice president where he was primarily involved in the acquisition of UMETCO Minerals Corporation's uranium and vanadium operating assets. Mr. Willmott graduated from Michigan Technological University with a Bachelor of Science degree in Mining in 1964 and a Bachelor of Science Degree in Engineering Administration in 1967. He has been an active member of the American Institute of Mining Engineers, the Canadian Institute of Mining Engineers and a number of state professional organizations.

        As a result of his involvement in various executive-level positions with the Company over the last 17 years, including his tenure as President, Chief Executive Officer, Chief Financial Officer and his current role as Executive Chairman, Mr. Willmott is able to provide valuable insights regarding the management and strategy of the Company. In addition, Mr. Willmott's 25 years with Union Carbide provide him with extensive knowledge of the mining industry, including the unique issues surrounding the mining of uranium.

        Donald C. Ewigleben has served as President, Chief Executive Officer and Chief Operating Officer and director since September 3, 2009. Prior to joining the Company, Mr. Ewigleben was President and Chief Executive Officer of AngloGold Ashanti North America Inc. in Denver, Colorado and also served as the Executive Officer—Sustainability & Legal Affairs for AngloGold Ashanti in the Americas. Mr. Ewigleben served as the Executive Officer—Law, Safety, Health & Environment for AngloGold Ashanti Ltd. in Johannesburg, South Africa in 2006 and 2007. Prior to becoming the CEO of AngloGold in 2004, Mr. Ewigleben served as President and CAO (2003) and as Vice President and General Counsel (2000). Before joining AngloGold in 2000, he was the Vice President—Environmental and Public Affairs for Echo Bay Mines. Prior to AngloGold and Echo Bay, Mr. Ewigleben served in various capacities for AMAX Gold and AMAX Coal Industries. He began his career as a governmental affairs representative for AMAX in Washington, DC and multiple state legislatures. Later, his legal practice encompassed administrative law in the areas of environmental and health & safety. He has been responsible for the development of several award-winning environmental programs and has directed the permitting for many successful operations in the United States, Canada, Mexico, Russia, New Zealand, and the Philippines. Mr. Ewigleben has served on the Board of Directors for the National Mining Association, the Gold Institute, the Mining Association of Canada, numerous state and provincial coal and hard-rock mining associations and as a trustee of the Northwest Mining Association, the Eastern Mineral Law Foundation and the Rocky Mountain Mineral Law Foundation. Mr. Ewigleben was elected as a Director and Chairman of the Board of International Tower Hill Mines ("ITH") in November 2011. ITH is a junior gold mining development company which holds the Livengood property near Fairbanks, Alaska. A graduate of the Indiana University School of Law, he also holds Bachelor of Science degrees in American history, political science and music from Ball State University. Mr. Ewigleben is a member of the American Bar Association and is admitted to the practice of law in Colorado and Indiana.

        Mr. Ewigleben's qualifications for election to the Company's Board of Directors include his current experience and leadership as the Company's President and Chief Executive Officer. He also has extensive management experience as a result of his prior employment in executive management roles at other companies within the mining industry, which enables him to provide valuable counsel to the Company on issues of strategic planning and corporate governance. Mr. Ewigleben also brings to the Company a deep understanding of the health and safety issues involved in the mining of uranium.

        Terence J. Cryan has served as a director since October 2006. Mr. Cryan has over twenty-five years of experience in international business as an investment banker in the United States and Europe.            In 2001, Mr. Cryan co-founded and presently serves as the Managing Director of Concert Energy Partners, an investment banking and private equity firm based in New York City. Prior to that, Mr. Cryan was a Senior Managing Director in the Investment Banking Division at Bear Stearns. Earlier in his career, Mr. Cryan was a Managing Director, Energy and Natural Resources Group Head and member of the Investment Banking Operating Committee at Paine Webber. Mr. Cryan joined Paine Webber following its acquisition of Kidder, Peabody in 1994. From 2007 to 2010, Mr. Cryan also served as President and CEO of Medical Acoustics LLC. Mr. Cryan has also been an adjunct professor at the Metropolitan College of New York Graduate School of Business and is a frequent lecturer at finance and energy and natural resources industry gatherings. Mr. Cryan holds a Master of Science degree in Economics from the London School of Economics and a B.A. from Tufts University. Mr. Cryan has served on the board of directors of Global Power Equipment Corp. Inc. since February 2008, has served on the board of directors of Gryphon Gold Corporation since August 2009 and was on the board of directors of The Providence Service Corporation from May 2009 to May 2011.

        Mr. Cryan's extensive financial industry experience and educational background in economics provide him with a wealth of knowledge in dealing with financial, accounting and regulatory matters and make him particularly well suited to serve on the Company's audit committee. His prior professional experience also permits Mr. Cryan to provide valuable advice to the Company with respect to potential capital raising, merger and acquisition transactions.

        Marvin K. Kaiser has served as a director since July 12, 2007. He is Chairman of the Audit Committee. Since 2006, Mr. Kaiser has owned Whippoorwill Consulting LLC, a consulting practice specializing in the natural resource industry. In February 2006, Mr. Kaiser retired from The Doe Run Company, a privately held natural resources company and the largest integrated lead producer in the Western Hemisphere, where he served as Executive Vice President and Chief Administrative Officer. Prior to his thirteen years with Doe Run, Mr. Kaiser held the positions of Chief Financial Officer for Amax Gold, Olympic Mining Corporation and Ranchers Exploration at various times over a 24-year period. Mr. Kaiser graduated from Southern Illinois University with a Bachelor of Science degree in Accounting in 1963. He is a Certified Public Accountant and is experienced in all aspects of corporate finance and management. Mr. Kaiser served on the Board of Directors of New West Gold Corporation in 2006 and 2007, Constellation Copper Corporation in 2007 and 2008, El Capitan Precious Metals Inc. in 2007 though 2009 and currently serves on the Board of Directors for Brigus Gold Corp. (formerly named Apollo Gold Corporation) since 2006. Mr. Kaiser has also served on the Board of Directors of Gryphon Gold Corporation since 2008 and was appointed their Chairman in February 2012.

        Mr. Kaiser's qualifications for election to the Company's Board of Directors include over 40 years in the mining and exploration industries. In addition, Mr. Kaiser's background in accounting and his prior experience serving on the audit committees of other public companies make him a valuable adviser to the Company on financial and accounting issues and uniquely qualify him to serve as the Company's audit committee expert.

        John H. Pfahl is a nominee for director. He is an Associate at RCF Management L.L.C. ("RCF"), where he has worked since June 2008. RCF is an investment advisor whose clients are primarily a series of private equity funds with mandates to make investments exclusively in the mining sector across a diversified range of mineral commodities and geographic regions. During his time with RCF, Mr. Pfahl has conducted technical and commercial due diligence, negotiated financing terms and managed and participated in active investments in a large number of mining companies with projects ranging from late stage exploration through production and across a broad spectrum of commodities (including numerous uranium projects). Mr. Pfahl was a graduate student and performed research at the Colorado School of Mines ("CSM") from August, 2007 through December, 2008. Prior to his time at CSM, Mr. Pfahl spent five years as a consultant in the environmental sector, including with

Newfields Boulder LLC from April, 2004 through August, 2007, He holds a Bachelor of Science degree in Engineering and a Master of Engineering (Master of Mines) degree from the Colorado School of Mines.

        Mr. Pfahl's broad based expertise, from both a technical and commercial perspective, gained from his time at RCF, provides valuable insights in due diligence, capital markets and mergers and acquisitions to the Company. In addition, his past experience in working with environmental liabilities and reclamation activities provides additional insight into the Company's environmental responsibilities.

Arrangements Regarding Election of Directors

        On March 1, 2012, in connection with the execution of an Investment Agreement between the Company and Resource Capital Fund V L.P. ("RCF V"), the Company and RCF V entered into a Stockholders' Agreement (the "RCF Stockholders' Agreement"). Pursuant to the RCF Stockholders' Agreement, so long as RCF V and its affiliates own or hold shares of common stock which in the aggregate exceeds five percent (5%) of the Company's issued and outstanding common stock, RCF V will be entitled to have one designee placed in nomination for a seat on the Company's Board of Directors. Mr. Pfahl has been designated by RCF V as its nominee for election at the Company's 2012 annual meeting.

Other Executive Officers

        The executive officers serve at the discretion of the Board of Directors and are subject to annual appointment by the Board at its first meeting following the Annual Meeting of the Stockholders. The officers hold office until their successors are appointed by the Board of Directors. All officers are employed on a full-time basis. There is no family relationship between any director and executive officer.

        The following table sets forth certain information concerning executive officers that are not also directors:

Name	Age	Positions and Offices
Richard A. Van Horn	65	Senior Vice President—Operations and Exploration
Thomas H. Ehrlich	52	Vice President, Chief Financial Officer, Secretary and Treasurer
Mark S. Pelizza	60	Senior Vice President—Health, Safety, Environment and Public Affairs
Mathew F. Lueras	44	Vice President—Corporate Development
Dean T. (Ted) Wilton	64	Vice President and Chief Geologist

        The following sets forth certain information concerning the business experience of the foregoing executive officers during the past five years.

        Richard A. Van Horn joined us in March 1997 and assumed the position of Senior Vice President of Operations on April 1, 1997. On August 6, 2007, Mr. Van Horn became our Chief Operating Officer and served as COO until November 2008. On June 4, 2008, he was appointed Executive Vice President. Previously, he spent three years with Energy Fuels Nuclear, Inc. as General Manager—Colorado Plateau Operations with responsibility for the daily management of, and planning for, Energy Fuels Nuclear, Inc.'s mining activities on the Colorado Plateau. Before his work at Energy Fuels Nuclear, Inc., Mr. Van Horn spent eighteen years with Union Carbide Corporation where he was involved with the finance and operation of that company's worldwide mining and metals business. From 1990 to 1994, Mr. Van Horn was Director of Operations of UMETCO Minerals Corporation, a wholly owned subsidiary of Union Carbide Corporation, and was responsible for all operating aspects of UMETCO's uranium and vanadium business on the Colorado Plateau prior to its sale to Energy Fuels Nuclear, Inc. Mr. Van Horn graduated from the Colorado School of Mines with a Engineer of Mines degree in 1973.

        Thomas H. Ehrlich, a certified public accountant, rejoined us in September 1995 as Vice President and Chief Financial Officer and was appointed Secretary and Treasurer in December 1995. Immediately prior to that time, Mr. Ehrlich spent nine months as a Division Controller with Affiliated Computer Services, Inc., an information technology services provider in Dallas, Texas. Mr. Ehrlich originally joined us in November 1987 as Controller—Public Reporting and was promoted to Controller and Chief Accounting Officer in February 1990. In February 1993, Mr. Ehrlich assumed the additional duties of Vice President and Secretary. Before joining us, he spent four years with Deloitte Haskins & Sells and worked primarily with clients that were publicly held companies. Prior to his work at Deloitte Haskins & Sells, he spent three years in various accounting roles at Enserch Exploration, Inc., an oil and gas company in Dallas, Texas. Mr. Ehrlich received his B.S. B.A. degree in Accounting from Bryant College in 1981.

        Mark S. Pelizza has served as our Environmental Manager since 1980, and as such, he has been responsible for all environmental regulatory activities. In February 1996, he was appointed Vice President—Health, Safety and Environmental Affairs. From November 1999 through December 2004, he was appointed President of Hydro Resources, Inc., a wholly owned subsidiary, and was elected a Director of Hydro Resources, Inc. in November 1999. Before joining us, he was employed for two years by Union Carbide as an Environmental Planning Engineer at Union Carbide's Palangana solution mining plant in South Texas. Mr. Pelizza received a M.S. degree in Engineering Geology from Colorado School of Mines in 1978 and a B.S. degree in Geology from Fort Lewis College in 1974.

        Mathew F. Lueras joined the Company in August 2007 as the Controller—New Mexico and was promoted to Vice President—Corporate Development in April 2010. Before joining us, he was employed from 2004 to 2007 as Controller for Louisiana Energy Services LP, a subsidiary of URENCO Ltd., during the NRC licensing phase of the National Enrichment Facility. He was employed by GAP Inc. during 2003 to 2004 as Manager, Process Integrity and Control and Division Controller at Lafarge NA from 2000 to 2003. Prior to that he served as Controller for Monroc Inc., a wholly owned subsidiary of US Aggregates from 1998 to 2000, as Senior Financial Analyst for Enron Capital and Trade Resources from 1997 to 1998 and various domestic and international financial and business development positions at Conoco Inc. from 1990 to 1997. Mr. Lueras received his Bachelor of Accountancy and minor in Business Computer Systems from New Mexico State University in 1990.

        Dean T. (Ted) Wilton joined the Company in April, 2012 as Vice President and Chief Geologist. Mr. Wilton, who has over 40 years of experience in the mining industry, will be responsible for the development and implementation of exploration and delineation policies, systems, processes, procedures and controls related to both the exploration and development of existing properties as well as identifying potential new projects. Mr. Wilton has a comprehensive range of experience from greenfield to advanced stage mineral exploration and development programs in a variety of regions from North America and Latin America to Australia and New Zealand. He has participated in the discovery of a number of uranium and gold deposits over his career which includes a variety of technical and leadership roles at Freeport McMoRan, Inc., Kinross Gold Corporation, Neutron Energy Inc., Victoria Gold Corporation and most recently Klondex Mines Ltd. Mr. Wilton is a graduate of the New Mexico Institute of Mining and Technology and has been honored with the 2011 Distinguished Alumni Achievement award as well as being a Certified Professional Geologist.

Code of Ethics for Senior Financial Officers

        In March 2004, we adopted a Code of Ethics for Senior Financial Officers, including the Company's chief executive officer, chief financial officer, controller, treasurer, and chief internal auditor ("Code of Ethics"). A copy of the Code of Ethics can be found on the Company's web site at http://www.uraniumresources.com/investor/governance.htm or a copy will be furnished without charge upon request to our Vice President and Chief Financial Officer at the Company's principal executive offices.

Board and Committees of the Board; Meetings

        The Board of Directors held 15 meetings during the year ended December 31, 2011. The Company's officers have made a practice of keeping directors informed of corporate activities by personal meetings and telephone discussions. Director attendance at the Annual Meeting of Stockholders is encouraged by the Company. All of the directors attended the Company's Annual Meeting for 2011. The Board of Directors has determined that each of Messrs. Erdahl, Cryan, and Kaiser is an independent director as such term is defined in the NASDAQ Listing Rules.

        The Company has five standing committees of the Board of Directors—Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Strategic Planning Committee and Health, Safety and Environment Committee. Marvin K. Kaiser, Leland O. Erdahl and Terence J. Cryan are currently members of the Audit Committee. Terence J. Cryan, Leland O. Erdahl, and Marvin K. Kaiser are currently members of the Compensation Committee. Leland O. Erdahl, Terence J. Cryan, and Marvin K. Kaiser are currently members of the Nominating and Corporate Governance Committee. Donald C. Ewigleben, Paul K. Willmott and Terence J. Cryan are currently members of the Strategic Planning Committee. Paul K. Willmott, Donald C. Ewigleben and Leland O. Erdahl are currently members of the Health, Safety and Environment Committee.

        During 2011, the Audit Committee held 4 meetings, the Compensation Committee held 7 meetings, the Nominating and Corporate Governance Committee held 1 meeting, the Health, Safety and Environment Committee held 1 meeting and the Strategic Planning Committee did not hold a meeting in 2011. The Audit Committee also met on March 6, 2012 with the Company's auditors to review the 2011 fiscal year audit.

        The Company's Board of Directors has reviewed the qualifications of those serving on our Audit Committee and has determined that Marvin K. Kaiser, the Chairman of the Audit Committee, is an audit committee financial expert. Mr. Kaiser is a certified public accountant and has served on audit committees of other public companies as a member and, in several cases, as chairman. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which can be found on the Company's web site at http://www.uraniumresources.com/investor/governance.htm. The Board of Directors has determined that each of the members of the Audit Committee is an independent director as such term is defined under the NASDAQ Listing Rules.

        The Company has a standing Nominating and Corporate Governance Committee and the activities of the Nominating and Corporate Governance Committee are governed by its charter, a copy of which can be found on the Company's web site at http://www.uraniumresources.com/investor/governance.htm. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is an independent director under the NASDAQ Listing Rules. Mr. Erdahl is currently Chairman of the Nominating and Corporate Governance Committee.

        The Nominating and Corporate Governance Committee may use multiple sources for identifying director candidates, including its own contacts and referrals from other directors, members of management, Company advisers and executive search firms. When considering potential candidates for election to the Company's Board of Directors, the Nominating and Corporate Governance Committee assesses various criteria, including, but not limited to, each candidate's business and professional skills, experience serving in management or on the board of directors of companies similar to the Company, financial literacy, personal integrity and judgment. In conducting this assessment, the Nominating and Corporate Governance Committee will, in connection with its assessment and recommendation of candidates for director, consider diversity (including, but not limited to, gender, race, ethnicity, age, experience and skills) and such other factors as it deems appropriate given the then-current and anticipated future needs of the Board and the Company, and to maintain a balance of perspectives, qualifications, qualities and skills on the Board. The Board of Directors does not have a formal diversity policy for directors. However, the Board of Directors is committed to an inclusive membership. Although the Nominating and Corporate Governance Committee may seek candidates that have different qualities and experiences at different times in order to maximize the aggregate experience, qualities and strengths of the Board members, nominees for each election or appointment of directors will be evaluated using a substantially similar process. One or more directors must have requisite financial expertise to qualify as an "audit committee financial expert" as defined by Item 407 of Regulation S-K promulgated under the Securities Act of 1933 and the Securities Exchange Act of 1934.

        The Nominating and Corporate Governance Committee reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Board from time to time. In the case of any candidate for a vacant Board seat, the Nominating and Corporate Governance Committee will consider whether such candidate meets the applicable independence standards and the level of the candidate's financial expertise. Any new candidates will be interviewed by the Nominating and Corporate Governance Committee, and the full Board will approve the final nomination.

        The Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of any director candidates recommended by stockholders. At this time such a policy is unnecessary given that the size of the Board is small and that each person who has been nominated to serve on the Company's Board of Directors is a current director standing for re-election or has been nominated pursuant to the RCF Stockholders' Agreement. However, the Board of Directors generally will consider director candidates recommended by stockholders and will evaluate such candidates in the same manner in which it evaluates candidates from other sources.

        The Company has a standing Compensation Committee and the activities of the Compensation Committee are governed by its charter, a copy of which can be found on the Company's web site at http://www.uraniumresources.com/investor/governance.htm. The Board of Directors has determined that each member of the Compensation Committee is an independent director under the NASDAQ Listing Rules. Mr. Cryan is currently Chairman of the Compensation Committee. The Compensation Committee discharges the Board of Director's responsibilities relating to compensation of the Company's directors and executives and is responsible for producing the annual report on executive compensation for inclusion in this Proxy Statement. The Compensation Committee also administers the Company's stock option plans for employees and directors. The primary objective of the Compensation Committee is to develop and implement compensation policies and plans that are appropriate for the Company in light of all relevant circumstances and which provide employee retention and performance incentives that further the Company's long-term strategic plan and are consistent with the overall goal of enhancing enduring stockholder value.

        Additional duties of the Compensation Committee include reviewing and approving the corporate goals and objectives that may be relevant to the compensation of the Company's chief executive/chief operating officer and evaluating such officer's performance in light of the Company's goals. The Compensation Committee also reviews and approves the recommendations of the chief executive/chief operating officer with regard to all the other officers of the Company.

        The Compensation Committee meets at least two times each year and more frequently as the Compensation Committee, in its discretion, deems desirable. The Compensation Committee is governed by the same rules regarding meetings, action without meetings, notice, waiver of notice and quorum and voting requirements as are applicable to the Board of Directors. Subject to the authority of the Board of Directors, the Compensation Committee has the authority to retain such outside consultants as it determines appropriate to carry out its duties, although no such consultant is presently engaged. In addition, the Compensation Committee evaluates its performance on an annual basis and provides any written material with respect to such evaluation to the Board of Directors, including any recommendations for changes in procedures or policies governing the Compensation Committee. The Compensation Committee additionally considers the risks arising from the Company's compensation policies, and believes that the Company has substantial protection against excessive or unnecessary risk taking by any of its employees. In particular, the stockholder protection feature and minimum gateway requirement of the Company's Management Incentive Plan protects against such risks.

        The Strategic Planning Committee does not have a charter. Its function is to recommend the strategic direction of the Company. Mr. Ewigleben is currently chairman of the Strategic Planning Committee.

        The Company has a Health, Safety and Environment ("HS&E") Committee which was created on January 20, 2010. The activities of the HS&E Committee are governed by its charter, a copy of which can be found on the Company's web site. Paul K. Willmott is currently Chairman of the HS&E Committee. The HS&E Committee's focus is to ensure that the Company undertakes and conducts, in compliance with all regulatory, statutory and Company policies, its operations in an economically and socially responsible manner, with due regard to the safety and health of its employees; impact of its operations on the natural environment; and social, economic, health and environmental-related impacts in the community in which it operates.

Board Responsibilities and Oversight of Risk Management

        In August 2007, the Board separated the office of Chairman from that of the Chief Executive Officer. The Board concluded that separating the role of Chairman from that of Chief Executive Officer is the best leadership structure for the Company. It appropriately balances the need for the chief executive officer to manage the daily activities of the Company, and the Executive Chairman serves as a liaison between the Board and executive management in an effort to enhance this relationship.

        In connection with its oversight of risk to the Company's business, the Board regularly considers management presentations on the Company's operations and strategies and considers related risks to our business. As part of the Board's consideration, the Board and management actively engage in discussions of potential and perceived risks to the business. In addition, the Board is assisted in its oversight responsibilities by the standing Board committees, which have assigned areas of oversight responsibility for various matters as described in the Committee charters and as provided in NASDAQ Rules. For example, our Audit Committee assists the Board's oversight of the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. The Compensation Committee oversees the compensation of our chief executive officer and other executive officers and evaluates the appropriate compensation incentives to motivate senior management to grow long-term stockholder returns without undue risk taking.

        The Board and the Board committees hear reports from the members of management responsible for the matters considered to enable the Board and each committee to understand and discuss risk identification and risk management. All directors have access to members of management in the event a director wishes to follow up on items discussed outside the Board meeting.

Report of the Audit Committee

        The Audit Committee was established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and operates under a written charter adopted and approved by the Board. The Audit Committee approves and recommends to the Board the election, retention or termination of the independent registered public accounting firm ("auditors"); approves services to be rendered by the auditors and the related compensation; monitors the auditors' performance; reviews the results of the Company's audit; determines whether to recommend to the Board that the Company's audited financial statements be included in the Company's Annual Report; reviews the Company's systems of internal financial control and responds to other matters outlined in the Audit Committee Charter and reports to the Board thereon. Each Audit Committee member is "independent" as defined under the rules of the NASDAQ Global Market.

        The Audit Committee reviews the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial control, for preparing the financial statements and for the public reporting process. Hein & Associates LLP, our Company's independent auditor for 2011, is responsible for expressing opinions on the conformity of the Company's audited financial statements with generally accepted accounting principles and on management's assessment of the effectiveness of the Company's internal control over financial reporting. In addition, Hein & Associates LLP will express its own opinion on the effectiveness of the Company's internal control over financial reporting.

        In this context, the Audit Committee reviewed and discussed with management and Hein & Associates LLP the audited financial statements for the year ended December 31, 2011, management's assessment of the effectiveness of the Company's internal control over financial reporting and Hein & Associates LLP's evaluation of the Company's internal control over financial reporting. The Audit Committee has discussed with Hein & Associates LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as may be modified or supplemented. Hein & Associates LLP has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Accounting Oversight Board regarding Hein & Associates LLP's communications with the Audit Committee concerning independence, and the Audit Committee discussed with Hein & Associates LLP that firm's independence. The Audit Committee also concluded that Hein & Associates LLP's provision of audit and non-audit services to the Company and its affiliates is compatible with Hein & Associates LLP's independence.

        Based on the considerations referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements for the year ended December 31, 2011 be included in our Annual Report on Form 10-K for 2011 and selected Hein & Associates LLP as the independent auditor for the Company for 2012. This report is provided by the following independent directors, who constitute the Audit Committee:

  Marvin K. Kaiser (Chairman)
  Leland O. Erdahl
  Terence J. Cryan

Process for Stockholder Communications with the Board.

        The Board has not adopted any formal policy regarding the communication by stockholders with the Board. Any stockholder desiring to communicate with one or more Board members should contact Thomas H. Ehrlich, Vice President, Chief Financial Officer, Secretary and Treasurer of the Company at 972-219-3330 and he will arrange the communication.

Policy Regarding Transactions with Related Persons

        The Company's general policy with respect to related party transactions is included in its Code of Business Conduct and Ethics, the administration of which is overseen by the Audit Committee. Directors and officers of the Company are required to report any transaction that the Company would be required to disclose pursuant to Item 404(a) of Securities and Exchange Commission Regulation S-K (a "Related-Party Transaction") to the Audit Committee.

        The Company collects information about potential Related-Party Transactions in its annual questionnaire completed by directors and officers. Potential Related-Party Transactions are subject to the review and approval of the non-interested members of the Audit Committee. In determining whether to approve any such transaction, the Audit Committee will consider such factors as it deems relevant, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in arm's length negotiations with an unrelated third party.

        On March 1, 2012, the Company and URI Merger Corporation, a Nevada corporation and an indirect wholly-owned subsidiary of the Company ("Merger Sub"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with Neutron Energy, Inc., a Nevada corporation ("Neutron"). Pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into Neutron (the "Merger"), with Neutron continuing as the surviving corporation and becoming an indirect wholly-owned subsidiary of the Company. The consummation of the Merger is subject to a number of conditions, including the approval by the Company's stockholders of the issuance of Company common stock in connection with the Merger. In connection with the execution of the Merger Agreement, on March 1, 2012, the Company and Neutron entered into an Investment Agreement (the "Investment Agreement") with RCF V. Subject to the conditions therein, concurrent with the closing of the Merger, RCF V has agreed to purchase 24,638,673 shares of the Company's common stock for $20,000,000, which could result in RCF V owning greater than twenty percent of the Company's outstanding common stock. The proceeds will be used by the Company to partially repay a loan due to RMB Australia Holdings Limited by Neutron. In addition and subject to the conditions therein, RCF V agreed to purchase up to an additional $15,000,000 in Company common stock, divided in two tranches, for the purpose of funding the working capital of the Company and Neutron. The first tranche of this private placement, the purchase by RCF V of 10.3 million shares of the Company's common stock for $10,000,000 in cash consideration, occurred on March 9, 2012. Up to $4.5 million of the proceeds will be used to fund the working capital needs of Neutron prior to closing of the Merger pursuant to a Credit and Funding Agreement. As part of the second tranche of this private placement, upon completion of the Merger, the Company, at its option, may sell an additional $5 million of common stock to RCF at a per share price equal to the lower of $0.9747 or the volume-weighted average price of the Company's common stock for the twenty trading days preceding the closing of the Merger.

        On March 1, 2012, in connection with the execution of the Investment Agreement, the Company and RCF V entered into the RCF Stockholders' Agreement. Pursuant to the RCF Stockholders' Agreement, so long as RCF V and its affiliates own or hold shares of common stock which in the aggregate exceeds five percent (5%) of the Company's issued and outstanding common stock, RCF will be entitled to have one designee placed in nomination for a seat on the Company's Board of Directors. RCF was also granted the right to participate in future equity offerings by the Company in proportion to its percentage ownership of the outstanding shares of the Company's common stock.

        In connection with the execution of the Investment Agreement, on March 1, 2012, the Company entered into a Registration Rights Agreement (the "Registration Rights Agreement") with RCF V, pursuant to which RCF V is granted certain registration rights with respect to the shares of Company common stock issued under the Investment Agreement. The Registration Rights Agreement obligates the Company to file immediately following the consummation of the Merger a registration statement to enable RCF V to sell its shares of the Company's common stock in a continuous offering under Rule 415 of the Securities Act. In addition, the Registration Rights Agreement provides that RCF V has certain demand registration rights and the right to include its shares of Company common stock in any other registration statement that URI should file under the Securities Act.

        As noted above, Mr. Pfahl is an associate at RCF, and has been designated by RCF V as its nominee for election as a director at the Company's 2012 annual meeting. The Company's agreements with RCF V could therefore be considered Related-Party Transactions. Each of the Investment Agreement, RCF Stockholders' Agreement and Registration Rights Agreement were approved unanimously by the Board, including all members of the Audit Committee.

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee is, or was during the fiscal year ended December 31, 2011, an officer, former officer, or employee of the Company or any of its subsidiaries, or a person having a relationship requiring disclosure by the Company pursuant to Item 404 of Regulation S-K. During 2011, no executive officer of the Company served as a member of (i) the compensation committee of another entity of which one of the executive officers of such entity served on the Company's Compensation Committee or Board of Directors, or (ii) the board of directors of another entity of which one of the executive officers of such entity served on the Company's Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance.

        Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the Financial Industry Regulatory Authority, Inc. Officers, directors, and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) filings.

        Directors and officers of the Company have timely filed all required Forms 3, 4 and 5.

COMPENSATION DISCUSSION AND ANALYSIS

        The Compensation Committee of the Board of Directors oversees the Company's compensation programs, which are designed specifically for the Company's most senior executive officers, including the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and the other executive officers named in the Summary Compensation Table (collectively, the "Named Executive Officers"). Additionally, the Compensation Committee is charged with the review and approval of all annual compensation decisions relating to Named Executive Officers.

        The Compensation Committee is composed entirely of independent, non-management members of the Board of Directors. No Compensation Committee member participates in any of the Company's employee compensation programs. Each year the Company reviews any and all relationships that each director has with the Company, and the Board of Directors subsequently reviews these findings. The Board of Directors has determined that none of the Compensation Committee members have any material business relationships with the Company.

        The responsibilities of the Compensation Committee, as stated in its charter, include the following:

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  review and assess the adequacy of the Compensation Committee charter annually and submit any proposed changes to the Board of Directors for approval;

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  produce an annual report on executive compensation for inclusion in the Company's proxy statement relating to its annual meeting of stockholders;

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  review and make such recommendations to the Board of Directors as the Compensation Committee deems advisable with regard to all incentive-based compensation plans and equity-based plans;

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  review and approve the corporate goals and objectives that may be relevant to the compensation of the Company's chief executive/chief operating officer;

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  evaluate the performance of the chief executive officer/chief operating officer in light of the goals and objectives that were set and determine and approve the compensation of the chief executive officer/chief operating officer based on such evaluation; and

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  review and approve the recommendations of the chief executive officer/chief operating officer with regard to the compensation of all officers of the Company other than the chief executive/chief operating officer.

Objectives of Compensation Program

        The primary objectives of our compensation program are to (i) enhance the Company's ability to attract and retain knowledgeable and experienced senior executives, (ii) drive and reward performance which supports the Company's core values, (iii) provide a percentage of total compensation that is "at-risk", or variable, based on predetermined performance criteria, (iv) require significant stock holdings to align the interests of Named Executive Officers with those of stockholders, and (v) set compensation and incentive levels that reflect competitive market practices.

        The Compensation Committee also believes that compensation should recognize short- and long-term performance and include both cash and equity components while recognizing the need to adhere to certain key principles by establishing compensation arrangements that are supported by strong corporate governance, including active and effective oversight by the Compensation Committee of the Board of Directors.

What Our Compensation Program is Designed to Reward

        The Company's compensation program is designed to reward exceptional organizational and individual performance.

Elements of the Company's Compensation Plan

        In furtherance of the Company's compensation objectives and to reward exceptional organization and individual performance, the Company's compensation program includes a base salary component, performance goals component (both financial and non-financial), stock incentive component, and retirement, health and welfare benefit component, each of which is reviewed by the Compensation Committee in establishing the various forms and levels of the compensation program.

        The following is a general summary of the primary components of the compensation policy for the Company's senior executives. As described in greater detail below, for 2012 annual and long-term incentive programs are effective for Named Executive Officers other than the President and Chief Executive Officer—specifically, Messrs. Van Horn, Pelizza, Ehrlich, and Lueras.

  Base Salary

        We establish base salaries for our executives based on the scope of their responsibilities, and take into account competitive market compensation paid by comparable mining industry companies, including uranium companies. The Company believes that a competitive compensation program will enhance its ability to attract and retain senior executives. Base salaries are typically adjusted at least annually to realign salaries with market levels. In each case, the Compensation Committee takes into account each officer's (i) current and prior compensation, (ii) scope of responsibilities, (iii) experience, (iv) comparable market salaries, and (v) the Company's achievement of performance goals (both financial and non-financial). The Compensation Committee also (i) has the opportunity to meet with the officers at various times during the year, which allows the Compensation Committee to form its own assessment of each individual's performance, and (ii) reviews reports of the Chief Executive Officer presented to the Compensation Committee, evaluating each of the other officers, including a review of their contributions and performance over the past year, strengths, weaknesses, development plans and succession potential.

  Performance Goals

        Financial.    The Compensation Committee believes that a significant portion of each senior executive's compensation should be tied to the Company's performance measured against profitability and stockholder value creation. By doing so, officers have the incentive of increasing Company profitability and stockholder return. The Company measures financial performance awards against certain (i) operational targets including development, production and/or restoration objectives, (ii) operational cost targets, and (iii) budget targets. During periods when performance meets or exceeds these established financial objectives, officers should be paid at or more than expected levels. When the Company's performance does not meet key financial objectives, officers should be paid less than expected levels. Performance goals have changed from time to time and will continue to change as the conditions of the Company and the uranium market evolve.

        Non-Financial.    The Compensation Committee also believes that a significant portion of a senior executive's compensation should be tied to the following:

        Performance goals:

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  continued viability of the Company as a going concern through the low price cycle for uranium concentrate and, as conditions permit, the development of a strong balance sheet;

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  maximizing stockholder value;

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  development and implementation of strategy for market competitiveness in acquiring additional properties for future development and operation;

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  retention of existing uranium properties and resources for development and operation at a time when an economic cycle for uranium selling prices returns;

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  growth goals associated with development of the Churchrock/Crownpoint project and the underground resources in New Mexico, expanded financing sources, return to production in its South Texas properties, and strategic ventures; and

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  retention of a valuable cadre of personnel for future development and operation of uranium properties in the United States, and

        Core values:

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  safety,

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  community involvement,

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  environmental stewardship,

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  development of future leaders, and

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  adherence to a strict code of ethics.

        During periods when performance meets or exceeds these established financial and non-financial objectives, officers should be paid at or more than expected levels. When the Company's performance does not meet or exceed these established financial and non-financial objectives, officers should be paid less than expected levels. Performance goals have changed from time to time and will continue to change as the conditions of the Company and the uranium market evolve.

  Stock Incentive Compensation

        An important objective of the long-term incentive program is to strengthen the relationship between the long-term value of our stock price and the potential financial gain for employees. The Company has three stock incentive plans for Employees, all of which were approved by the Company's stockholders.

  The 1995 and 2004 Plans

        Stock options provide employees with the opportunity to purchase our Common Stock at a price fixed on the grant date regardless of future market price. A stock option becomes valuable only if our Common Stock price increases above the option exercise price (at which point the option will be deemed "in-the-money") and the holder of the option remains employed during the period required for the option to "vest" thus, providing an incentive for an option holder to remain employed by the Company. In addition, stock options link a portion of an employee's compensation to stockholders' interests by providing an incentive to increase the market price of our stock. Details of the outstanding stock awards granted to the Named Executive Officers as of December 31, 2011 are shown in the Outstanding Equity Awards at Fiscal Year-End Table.

        Awards from our stock incentive compensation plans are granted periodically. The exercise price for each stock option is the market value on the date of grant. The Compensation Committee may approve stock option awards to a new employee at the time he or she is hired if the Compensation Committee determines that he or she can substantially contribute to meeting the performance goals of the Company. It has been the Company's practice not to make any stock option awards to employees during a period when the Company is in possession of material non-public information.

        Upon a Change of Control (as defined in each of the 1995 and 2004 Plans) of the Company, all stock options granted under the 1995 Plan and 2004 Plan will become fully vested. Also, in the event the number of outstanding shares of Common Stock is increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another Company, as a result of a stock split, stock dividend, combination or exchange of shares, merger or otherwise, each share subject to an unexercised option will be substituted for the number and kind of shares into which each share of outstanding Common Stock is to be changed or for which each such share is to be exchanged and the option price will be increased or decreased proportionately.

        Option holders generally forfeit any unvested options if their employment with the Company terminates, except that upon, death or disability while employed with the Company outstanding stock options may be exercised within the one year period ending on the anniversary of such death or permanent and total disability to the same extent that the option was exercisable on the date of death or disability.

        Under the 1995 Plan at December 31, 2011, there were outstanding to purchase 1,834,062 shares of Common Stock at exercise prices ranging from $0.76 to $3.12. No new options may be granted under the 1995 Plan.

        Under the 2004 Plan at December 31, 2011, there were outstanding options to purchase 407,418 shares of the Company's Common Stock at exercise prices ranging from $0.73 to $5.19 per share. At December 31, 2011, 1,208,041 shares of Common Stock were available for future grants under the 2004 Plan.

  The 2007 Plan

        The 2007 Restricted Stock Plan (the "2007 Plan"), provides eligible employees of the Company and its subsidiary corporations with the opportunity to increase their ownership interest in the Company through the receipt of restricted shares of the Company's Common Stock. Grants may be made from time to time under the 2007 Plan to those managers and key employees of the Company or any subsidiary corporation, who are designated by the Compensation Committee in its sole and exclusive discretion. The Compensation Committee may make more than one restricted stock grant to the same grantee, and the provisions of restricted stock grants need not be the same with respect to each grantee.

        Subject to certain limitations, up to 1,500,000 shares of Common Stock can be issued under the 2007 Plan. The number of shares of restricted stock which may be granted to any manager or key employee in any calendar year may not exceed 500,000 shares. Shares of restricted stock may be granted either alone or in addition to any other compensation paid outside of the 2007 Plan.

        In June 2011, the Company's Executive Chairman was granted 33,333 shares of restricted common stock of the Company at a value of $1.73 per share under the 2007 Plan. The restricted common stock vests over a four year period at a rate of 25% per year on the anniversary date of the date of the grant.

        Subject to the provisions of the 2007 Plan and the Restricted Stock Grant Agreement governing the restricted stock grant, during the restricted period set by the Compensation Committee (the "Restricted Period"), a grantee shall not be able to sell, transfer, pledge, anticipate or assign restricted stock. The Compensation Committee may condition any lapse of the Restricted Period upon the attainment of specified personal service and/or performance standards specified by the Compensation Committee at the time of grant, which standards may include, but not be limited to, the attainment of financial performance goals, the attainment or maintenance of specified prices for the Company's Common Stock, the attainment of a cumulative earnings per share or an indicated return on equity. In addition to the foregoing, the Compensation Committee may condition the vesting of restricted stock on such other factors as the Compensation Committee may determine. Subject to the foregoing limitations, the Compensation Committee, in its sole discretion, may also specify that a Restricted Period may lapse in installments, or that the restrictions contained in a restricted stock grant are to be waived or accelerated in whole or in part based on the attainment of additional personal service or performance standards specified by the Compensation Committee.

        Except as set forth in the 2007 Plan, a grantee shall have, with respect to shares of restricted stock held by such grantee, all of the rights of a stockholder of the Company, including the right to vote such stock and the right to receive any regular cash dividends paid out of current earnings with respect to such stock, provided that the Board will require that any cash dividend on unvested shares be reinvested in Company Common Stock.

        Upon termination of a grantee's employment with the Company or subsidiary corporation (as applicable) for any reason during the Restricted Period, all restricted stock then held by or in respect of such grantee will vest, or be forfeited (as applicable) in accordance with the terms and conditions of the 2007 Plan, subject to any subsequent determinations made by the Compensation Committee.

        Upon the occurrence of a Change of Control (as defined in the 2007 Plan), any and all restricted stock granted under the 2007 Plan shall immediately and fully vest (to the extent not theretofore vested), and all applicable restrictions thereon shall lapse and expire.

        The 2007 Plan terminates on April 10, 2017 after which time no restricted stock may be granted thereunder. Any and all shares of unvested restricted stock outstanding at the time of termination of the 2007 Plan shall continue in full force and effect in accordance with their restrictions and subject to the terms and conditions of the 2007 Plan and any related Restricted Stock Grant Agreements.

  Retirement, Health and Welfare Benefits

        The Company offers a variety of health and welfare and retirement programs to all eligible employees. The executive officers generally are eligible for the same benefit programs on the same basis as the rest of the broad-based employees. The Company's health and welfare programs include medical, dental and vision. In addition to the foregoing, the executive officers are eligible to participate in the following programs:

        Supplemental Health Care Plan.    The Company has adopted a health care plan (the "Supplemental Plan") for the Company's executive officers and certain of its other employees, which supplements the standard health care plan available to all eligible employees (the "Standard Plan"). The Supplemental Plan pays directly to the participant 80% of all out-of-pocket medical and dental expenses not covered under the Standard Plan, including deductibles and co-insurance amounts. Additionally, the Supplemental Plan provides to each participant $100,000 of accidental death and dismemberment insurance protection and a worldwide medical assistance benefit. Each participant in the Supplemental Plan will receive a maximum annual benefit of $100,000. The Company pays an annual premium under the Supplemental Plan equal to $250 per participant plus 11% of claims paid. In addition to other officers and employees, the Named Executive Officers covered by the Supplemental Plan are Paul K. Willmott, Richard A. Van Horn, Mark S. Pelizza, Thomas H. Ehrlich, Donald C. Ewigleben, and Mathew F. Lueras.

        401(k) Profit Sharing Plan.    The Company maintains a defined contribution profit sharing plan for employees (the "401(k)") that is administered by a committee of trustees appointed by the Company. All Company employees are eligible to participate upon the completion of six months of employment, subject to minimum age requirements. Each year the Company makes a contribution to the 401(k) without regard to current or accumulated net profits of the Company. These contributions are allocated to participants in amounts equal to 25% (or a higher percentage, determined at the Company's discretion) of the participants' contributions, up to 4% of each participant's gross pay. For the plan year ended July 31, 2011, the Company contributed amounts equal to 50% of the participant's contributions, up to 4% of gross pay. Participants become 20% vested in their Company contribution account for each year of service until full vesting occurs upon the completion of five years of service. Distributions are made upon retirement, death or disability in a lump sum or in installments.

        Deferred Compensation Plans.    The Company has four separate deferred compensation plans covering the years 1999 through 2004. Under these plans executive officers and directors of the Company and its subsidiaries were permitted to defer up to 100% of their 1999, 2000, 2001, 2002, 2003 and 2004 salary with payment thereof to be made on January 11, 2011. On or before that date, the participant may elect to receive the deferred amount in shares of the Company's Common Stock valued at a weighted average of $0.71 per share under the 1999 deferred compensation plan and $0.80 per share under the 2000-2004 plans. On January 11, 2011 the participants elected to receive restricted stock totaling 885,021 shares in lieu of the $697,028 in cash that was deferred under the deferred compensation plans.

Application of the Company's Compensation Policies in 2011

        The base salary for the principal executive officer ("PEO"), principal financial officer ("PFO") and the three most highly compensated executive officers other then the PEO and PFO (the "Named Executive Officers") for 2011 are detailed in the following table. The following table shows the cash component of 2011 base salary.

Name	Title	2011 Base Salary
Donald C. Ewigleben	President and Chief Executive Officer	$350,000	(1)
Richard A. Van Horn	Senior Vice President—Operations and Exploration	$220,000
Mark S. Pelizza	Senior Vice President—Health, Safety, Environment and Public Affairs	$220,000
Thomas H. Ehrlich	VP, CFO, Treasurer, & Secretary	$190,000
Mathew F. Lueras	VP, Corporate Development	$126,000

(1)
Effective on January 1, 2012, Mr. Ewigleben's' base salary was increased to $400,000.

Assessment of Senior Executive Compensation and Incentive Programs

        In September 2010, as part of the Company's objective of establishing an annual and long-term incentive program for its executives, Buck Consultants, LLC was engaged to serve as an independent advisor to the Compensation Committee and to provide consultative services and assistance to the Company as follows:

  •
  Assess the executive pay package for the senior management team that reports directly to the CEO and make appropriate refinement recommendations, to ensure that consistency exists between the CEO pay package and go-forward pay arrangements for the senior management group.

  •
  Develop a formal incentive program for the Company's senior management team that supports alignment of management interests with the financial and value creation performance success of the business.

        In connection with these activities, a rigorous set of analyses of multiple factors was used in assessing pay levels of the senior management team and performance objectives. Given the unique circumstances of the Company's operations and industry, it was determined that multiple sources of data should be used in determining competitive pay levels of the senior management team.

        A primary source of data was derived from multiple relevant survey sources in determining pay practices among companies of size and scope similar to the Company. Another source used to supplement the survey data and to enhance our understanding of the relevant markets for management talent included proxy data of a number of public companies that were selected for comparison purposes based on three key factors as follows:

  •
  Revenue scope within a reasonable range;

  •
  Asset size within a reasonable range of the Company's asset size; and

  •
  Mining companies with operational scope comparable to those of the Company—specifically, mining companies with operational activities versus pure "junior" developmental/exploration companies.

        To be reflective of the appropriate range of relevant competitive pay practices, the group of companies used for this purpose is comprised of a mixture of mining companies in various sectors including uranium, oil and gas, and precious metals. The uranium mining companies included within the group consist of Cameco Corp., Denison Mines Corp., Laramide Resources, Uranerz Energy Inc., Strathmore Minerals, and CanAlaska Uranium Ltd.

        The survey data was combined with the proxy data described above in assessing the senior management team's competitive pay positioning relative to competitive practices—see below under "Target Total Direct Compensation Positioning for 2012" for more details.

  Pay for Performance Alignment

        The Company has a history of carefully and efficiently managing its operations to assure sustainability through periods of limited or no operational results in response to unfavorable price environments. Unlike many "junior" developmental mining companies which have come and gone, the Company has continuously been in existence for over 30 years, largely due to its production expertise, infrastructure, and capabilities that it has built up over the years. The senior management team is committed to continue to position the Company in optimizing its value to stockholders, recognizing that a number of important external factors, including uranium prices and environmental conditions, are outside of the Company's control. As such, management has successfully sustained the business for many years by managing in a way that is sensitive to the reality that the economic environment may not be favorable for sustained periods of time.

        While the Company continues to operate efficiently, management has recognized the need to balance its historic strengths with an intense focus on specific strategic imperatives, challenges, and requirements designed to maximize its performance opportunities when the business environment becomes more favorable. In 2011, in recognition of the need to continue the incentive pay program that would serve the dual purpose of driving performance and attracting and retaining key contributors, the Compensation Committee approved annual incentive and long-term plans (as described in greater detail below), which the Compensation Committee determined to continue for 2012. The Compensation Committee took steps in creating an incentive structure that is aligned with the Company's specific strategic objectives with the ultimate goal of achieving long-term sustained value creation for the Company's stockholder base. The annual and long-term incentive plans that were adopted in have been designed to create a reward structure that is primarily contingent on the senior executives of the Company on meeting pre-established performance standards that are essential for sustained Company value-creation success.

        The incentive opportunities for the senior management team will be based on specific unit/individual performance measures subject to Compensation Committee approval. The following corporate performance objectives have been established as the basis for specific performance goals:

  •
  Stock price performance equal to or better than the median of the Company's peer group as set out in the Company's annual report;

  •
  Best-in-class safety standards;

  •
  Environmental performance in full compliance with Federal, state and local standards; and

  •
  Growth goals associated with development of the Churchrock/Crownpoint project and the underground resources in New Mexico, expanded financing sources, return to production in its South Texas properties, and strategic ventures.

  Annual Incentive Awards

        Effective in 2011, in recognition of the need to align incentive opportunities with the successful execution of the Company's strategic objectives (both short-term and long-term), the Compensation Committee approved the Uranium Resources, Inc. Management Incentive Plan ("MIP") and associated award opportunities for the senior executives, each as described below. For 2011, Messrs. Van Horn, Pelizza, Ehrlich, and Lueras were eligible for participation in the plan (collectively the "Plan Participants"), while Mr. Ewigleben's incentive opportunities are pursuant to his employment agreement entered into during September 2009. The Compensation Committee has approved the continuation of the MIP for 2012.

        The purpose of the MIP is to provide senior management with an annual incentive opportunity designed to: (i) create focus on specific planned performance goals, (ii) deliver a portion of a competitive pay package in a form that is not fixed but varies in relation to the performance of the Company and (iii) serve as a vehicle for recruitment and retention. The 2012 MIP is comprised of the following features:

  •
  The target annual incentive payout is 30% of base salary and maximum annual incentive payout is 45% of base salary; individual awards can range from zero to 150% of target.

  •
  Each Plan Participant's award will be earned based on performance relative to individual/unit goals as determined by the CEO subject to Compensation Committee approval.

  •
  Awards are payable in cash (or stock at the discretion of the Company).

        For 2012, as in 2011, the maximum aggregate annual award amount payable under the MIP will not exceed 30% of the sum of the Plan Participants' base salary. Individual awards may be more or less than 30% of a Plan Participant's base salary; however, given the Company's current operating results, the maximum aggregate annual award amount payable under the MIP for the 2012 plan year, as was the case in the 2011 plan year, cannot exceed the aggregate 30% limit. The specific performance levels and payout level percentages for 2012 are the same as existed in 2011, as follows:

Performance Level(a)	Payout Level Percentage(b)
Below Threshold	0% of Target
Threshold	33% of Target
Target	100% of Target
Maximum	150% of Target

(a)
Each Plan Participant's payout is determined by his actual performance relative to pre-established functional area/individual performance goals as established by the CEO and approved by the Compensation Committee.

(b)
The payout level percentages will vary depending on actual performance and their payout curves rise continuously from threshold to target and from target to maximum. Therefore, to determine awards between threshold and target and target and maximum, linear interpolation would be utilized. For example, if an individual's actual Performance was determined to be in the middle of target and maximum, the payout level percentage would be 125% of the target amount.

        Any payment made under the MIP to a Plan Participant is subject to provision for recovery or "clawback" by URI if the payment is subsequently determined to have been based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria.

        To further strengthen the linkage between the plan, risk management, and stockholder value creation, notwithstanding satisfaction of the specific performance conditions, the MIP contains a "stockholder protection feature" and a "minimum gateway requirement" in which payouts will occur only if the Company's operating cash on hand is at least $6 million as of the date in which payments under the MIP would be due and if the Company is not in violation of any debt covenants also determined as of the same.

        The Compensation Committee approved the following cash incentive awards under the MIP, in recognition of 2011 performance achievements. Such awards were paid in April 2012:

Mark S. Pelizza	$62,700
Richard A. Van Horn	$49,500
Thomas H. Ehrlich	$37,050
Mathew F. Lueras	$30,240

        In the case of Mr. Ewigleben, he received a cash incentive award for 2011 performance of $174,993 paid in April 2012, pursuant to his employment agreement.

  Long-Term Incentive Plan

        Effective in 2011, the Compensation Committee approved the Uranium Resources, Inc. Long-Term Incentive Plan (LTIP) to provide the senior management of the Company (exclusive of the Company's President and CEO whose incentive award criteria is specified pursuant to his employment agreement) with a long-term incentive opportunity designed to: (i) create focus on specific long-term goals aligned with stockholder interests, (ii) deliver a portion of a competitive pay package in a form that is not fixed but varies in relation to the long-term performance of the Company and (iii) serve as a vehicle for recruitment and retention. The Compensation Committee has approved the continuation of the LTIP for 2012. The LTIP is comprised of the following features:

  •
  The target incentive payout is 30% of base salary and the maximum incentive payout is 45% of base salary and will be denominated in restricted stock by dividing the target incentive by a grant date share value.

  •
  One half of the shares will be earned based on remaining with the Company for three years following the grant date (time-based restricted share awards).

  •
  The other 50% (performance-based restricted share awards) will be earned based on the Company's Cumulative Total Return ("CTR") performance over a one-year period starting as of the grant date.

  •
  Once earned, the performance-based restricted share awards are subject to additional vesting requirements over a three-year period in which the shares vest one-third each year over the 1st, 2nd, and 3rd anniversaries of the date of grant, provided the Plan Participant is still employed as of each such anniversary date.

  •
  The number of performance-based restricted share awards earned may rise to 200% of the target number of shares or shrink to zero shares based on performance.

        For each Plan Participant, their earned performance based restricted shares will be based on achievement relative to pre-established Performance Measures. For 2012, as in 2011, the following performance criteria will be applied to determine the actual number of restricted shares that have been awarded to a grantee that will be earned and eligible for vesting on a vesting date.

Performance Level	URRE Cumulative Total Return ("CTR") as a Percentage Compared to the CTR of the Company's Form 10-K Peer Group	Percentage of Performance Based Restricted Stock Award (PBRSA) Shares Earned
Below Threshold	NA—no award earned	0% of Target Award
Threshold	110%	50% of Target Award
Target	120%	100% of Target Award
Distinguished	200%	200% of Target Award

        The payout level percentage will vary depending on actual performance and the payout curve rises continuously from threshold to target and from target to maximum. Therefore, to determine awards between threshold and target and target and maximum, linear interpolation would be utilized. For example, if the Company's CTR actual performance was at 160% percent, the payout level percentage would be 150%.

        The LTIP contains the same stockholder protection feature and minimum gateway requirement, and clawback provisions as the MIP as described above. The Compensation Committee believes that these features, coupled with the stock ownership requirements described below provide for substantial protection against excessive or unnecessary risk taking by any Plan Participant.

        The LTIP puts a greater focus on performance and serves to create a balance between long-term and short-term performance imperatives. The Compensation Committee expects the incentive program to evolve over time as the Company transitions from its current primary focus on developmental and restoration activities to an operational focus driving towards profit and return enhancement.

        The Compensation Committee approved the following restricted stock grants under the LTIP, in recognition of 2011 performance. Such grants were made in March 2012:

Mark S. Pelizza	16,500 shares valued at $15,015
Richard A. Van Horn	16,500 shares valued at $15,015
Thomas H. Ehrlich	14,250 shares valued at $12,968
Mathew F. Lueras	9,450 shares valued at $8,600

        In the case of Mr. Ewigleben, in March 2012, he received a restricted stock award of 100,571 shares valued at $91,520 for 2011 performance pursuant to his employment agreement.

  Target Total Direct Compensation Positioning for 2012

        As described above, the pay packages for the senior executive team for 2012 consists of base salary, a performance-based annual incentive plan, and a time-based and performance-based long-term incentive plan.

        Base salaries have been positioned to reflect job content and competitive pay practices and an adjustment has been made only to reflect appropriate pay for one executive to reflect added responsibilities and expectations.

  Stock Ownership Requirements

        The Compensation Committee further believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management and stockholders' interests and serves as an executive retention tool through vesting and post-vesting holding period requirements. Effective April 1, 2011 the Compensation Committee has established the following additional guidelines that limit senior management's ability to sell vested restricted shares of common stock for current tax liabilities:

  •
  Stock ownership for the CEO equal to the lesser of shares whose value equals 4x base salary or 466,667 shares.

  •
  Share ownership for other executive officers equal to the lesser of (a) shares whose value equals 2x base salary or (b) the number of shares determined by dividing 2x base salary by $3.

  •
  All officers will have 5 years to accumulate the ownership.

  •
  Retention ratio in which 60% of "net shares" cannot be sold until the ownership requirements are met.

  •
  One-year holding period requirement of "net shares" after requirements are met.

  •
  Re-evaluated every 3 years.

  •
  Penalties for non-compliance could include reduction or elimination of annual equity compensation, increased stock retention requirements, mandatory investment of a percentage of bonuses into company stock, or replacement of cash compensation with equity awards.

Summary Compensation Table

        The following table sets forth certain information with respect to compensation for services in all capacities for the years ended December 31, 2011, 20109, and 2009 paid to our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers who were serving as such as of December 31, 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(1) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(2) ($)	Total ($)
Donald C. Ewigleben(3)(5)	2011	350,671	—	—	—	174,993	—	11,672	537,336
President and Chief Executive	2010	350,671	210,000	140,000	—	—	—	4,508	705,179
Officer	2009	83,573	—	380,000	—	—	—	176	463,749
Richard A. Van Horn(4)(5)	2011	211,981	—	—	—	49,500	418,600	2,680	682,761
Senior Vice President—	2010	178,803	31,000	31,693	62,750	—	—	2,371	306,617
Operations and Exploration	2009	151,374	0	96,973	—	—	—	3,188	251,535
Mark S. Pelizza(5)	2011	210,671	—	—	—	62,700	—	18,626	291,997
Senior Vice President—	2010	178,444	31,000	31,693	62,750	—	—	22,870	326,757
Health, Safety, Environment	2009	147,586	0	65,691	—	—	—	14,467	227,744
and Public Affairs
Thomas H. Ehrlich(5)	2011	190,359	—	—	—	37,050	331,335	9,278	568,022
Vice President and Chief	2010	161,201	28,000	28,675	62,750	—		8,565	289,191
Financial Officer	2009	133,294	0	59,434	—	—	—	6,092	198,820
Mathew F. Lueras(5)	2011	125,464	—	—	—	30,240	—	8,903	164,607
Vice President—Corporate	2010	90,084	15,000	—	64,200	—	—	5,070	174,354
Development

(1)
Non-Equity Incentive Plan Compensation includes, for Named Executive Officers other than Mr. Ewigleben, performance awards made for 2011 under the Company's MIP, and for Mr. Ewigleben, performance awards made for 2011 under the terms of his employment agreement. All such awards were earned for 2011 performance, but were paid in March 2012.

(2)
Includes amounts paid for out-of-pocket medical and dental expenses under the Company's Supplemental Health Care Plan described above, contributions made by the Company under the Company's 401(k) Profit Sharing Plan described above, life insurance premiums paid by the Company on behalf of the named officer, the value realized from the exercise of stock options and directors' fees.

(3)
On September 3, 2009, Mr. Ewigleben became President, Chief Executive Officer and Chief Operating Officer.

(4)
All Other Compensation for 2011, 2010 and 2009 includes $0, $0, and $1,189, respectively for gross ups to cover taxes related to annual lease value of Company vehicle.

(5)
See the Company's Form 10-K for the period ended December 31, 2011, Footnote 7—Shareholders' Equity of the Notes to Consolidated Financial Statements for discussion of stock option grants issued or issuable for deferred compensation and Footnote 8—Stock Based Compensation Plans of the Notes to Consolidated Financial Statements for discussion of valuation assumptions for stock option grants. The stock awards and option awards present the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718. These awards are not subject to performance conditions.

        There were no stock-based awards granted in 2011.

Grants of Plan-Based Awards

        The table below summarizes the estimated cash awards payable under the Company's MIP for 2011, and in the case of Mr. Ewiglben, under the terms of his employment agreement, as well as equity compensation granted during 2011 under the Company's LTIP, and in the case of Mr. Ewiglben, under the terms of his employment agreement. Information regarding the terms of these awards can be found above under the headings "Annual Incentive Awards," and "Long-Term Incentive Plan" and below under the heading "Employment Agreements."

								All other stock awards: Number of shares of stocks or units (#)	All other option awards: Number of securities underlying options (#)
		Estimated future payouts under non-equity incentive plan awards(1)(2)			Estimated future payouts under equity incentive plan awards(3)					Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($)
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Donald C. Ewigleben	N/A	—	$350,000	—	—	—	—	—	—	—	—
Richard A. Van Horn	N/A	$72,600	$220,000	$330,000	—	—	—	—	—	—	—
Mark S. Pelizza	N/A	$72,600	$220,000	$330,000	—	—	—	—	—	—	—
Thomas H. Ehrlich	N/A	$62,700	$190,000	$285,000	—	—	—	—	—	—	—
Mathew F. Lueras	N/A	$41,580	$126,000	$189,000	—	—	—	—	—	—	—

(1)
Non-Equity incentive compensation represents, for Named Executive Officers other than Mr. Ewigleben, potential earnings under the Company's Management Incentive Plan for 2011. The threshold, target and maximum individual awards under the MIP represent 33%, 100% and 150%, respectively, of the Named Executive Officer's salary; however, the maximum aggregate annual award amount payable under the MIP could not exceed 30% of the sum of the Plan Participants' base salary. For Mr. Ewigleben, Non-equity incentive compensation represents the potential annual performance bonus under the terms of his employment agreement. For 2011, Mr. Ewigleben's employment agreement included an annual performance bonus including a cash component targeted at 60% of base salary. There is no threshold or maximum amount.

(2)
The actual amounts awarded for 2011 (which were paid in March 2012) are reported in the Summary Compensation Table in the column "Non-equity Incentive Plan Compensation."

(3)
No equity awards were granted under the Company's LTIP or under Mr. Ewigleben's employment agreement during 2011. As noted under the heading "Long-Term Incentive Plan," awards were granted in March 2012 for performance during 2011. Such awards will be noted in the Grants of Plan Based Awards table in next year's proxy statement.

Employment Agreements

        We have an employment agreement with Mr. Ewigleben which in 2011 called for compensation in the form of base salary plus an annual performance bonus of up to 100% of base salary, 60% of which is a cash bonus and 40% of which is payable in restricted stock of the Company. On January 2, 2012, we and Mr. Ewigleben agreed to amend his employment agreement. Mr. Ewigleben's annual performance bonus now consists of a cash component targeted at 100% of base salary, and a restricted stock component of up to 50% base salary. The amount, if any of the annual performance bonus will be determined by the Company's Compensation Committee based on annual performance objectives established for Mr. Ewigleben. The employment agreement also provides for severance payments to Mr. Ewigleben upon termination of his employment under certain circumstances. Severance payments for Mr. Ewigleben's termination range from one year's base salary plus 100% bonus to two years base salary plus two year's 100% bonus. The agreement also contains certain change of control provisions which provide for two year's base salary plus two year's 100% bonus, continuation of health benefits, acceleration of unvested stock options and restricted common stock awards and the extension of exercise periods for stock options by 90 days.

        We have standard agreements in place for our key employees that become effective in the event of a change in control. The Compensation Committee has made the determination that such agreements are necessary to retain key employees during the process leading to a possible change in control and insure that such employees can proceed to review the elements regarding the change in control in the best regard for stockholders without concern for continued salary payments if the change in control in fact does occur. The amount of the compensation payable to any particular employee is based on the compensation earned by such employee immediately prior to the change in control. Except for these agreements, we have no employment contracts with employees.

Outstanding Equity Awards at Fiscal Year-End Table

        The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2011 for the Named Executive Officers. The table also shows unvested and unearned stock awards (both time-based awards and performance-contingent) assuming a market value of $0.73 a share (the closing market price of the Company's stock on December 31, 2011).

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard A. Van Horn	375,000	0	—	1.16	6/2/2014	—	—	—	—
	25,000	—	—	3.29	12/22/2020	—	—	—	—
Mark S. Pelizza	375,000	0	—	1.16	6/2/2014	—	—	—	—
	25,000	—	—	3.29	12/22/2020	—	—	—	—
Thomas H. Ehrlich	375,000	0	—	1.16	6/2/2014	—	—	—	—
	25,000	—	—	3.29	12/22/2020	—	—	—	—
Mathew F. Lueras	6,667	13,333	—	0.73	04/01/2020	—	—	—	—
	20,000	—	—	3.29	12/22/2020	—	—	—	—

Option Exercises and Stock Vested

        The following table sets forth certain information regarding options and restricted stock awards exercised and vested, respectively, during 2011 for the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Donald C. Ewigleben	—	—	125,886	236,666
Richard A. Van Horn	16,000	33,920	41,282	111,346
Mark S. Pelizza	8,100	17,172	41,282	111,346
Thomas H. Ehrlich	13,050	27,666	37,350	100,741
Mathew F. Lueras	—	—	2,000	5,640

Potential Payments Upon Termination or Change in Control

        In September 2009 the Company entered into an employment agreement with Mr. Ewigleben, which was amended in January 2012. The employment agreement provides that, in the event Mr. Ewigleben is terminated following a change in control, or Mr. Ewigleben terminates the agreement because of (i) any material breach of the agreement by the Company, (ii) a requirement by the Company that he relocate outside the Denver metropolitan area, (iii) the failure of a successor company to assume the agreement, (iv) any material reduction in his title, responsibilities or duties or change in reporting responsibilities to other than the Company's Board of Directors or (v) his assignment of any duties materially inconsistent with his duties as President and CEO of the Company, he would have certain rights and benefits under the agreement. Such benefits would include two year's base salary plus, prior to the January 2012 amendment 60% of his annual base salary, and now two year's bonus at 100% of his annual base salary, as bonus payable in a lump sum within 30 days after his termination date. Assuming a change in control occurred on December 31, 2011, the total estimated compensation that would be paid in the aggregate under the Compensation Agreement to Mr. Ewigleben is $910,000. For purposes of Mr. Ewigleben's employment agreement a "change of control" means that (i) if after September 3, 2009, any person or group of affiliated or associated persons not a stockholder as of that date acquires more than 50% of the voting power of the Company; (ii) the consummation of a sale of all or substantially all of the assets of the Company; (iii) the dissolution of the Company; (iv) a majority of the members of the Board are replaced during any 12-month period; or (iv) the consummation of any merger, consolidation, or reorganization involving the Company in which, immediately after giving effect to such merger, consolidation or reorganization, less than 51% of the total voting power of outstanding stock of the surviving or resulting entity is then "beneficially owned" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in the aggregate by the stockholders of the Company immediately prior to such merger, consolidation or reorganization.

        The change of control provisions also include the extension of coverage under the Company's group health plan for Mr. Ewigleben, his spouse and dependents for a period of up to twelve months. Mr. Ewigleben shall become fully vested in all of the rights and interests held by him under the Company's stock and other equity plans as of his termination date, to the extent he has not previously vested in such rights, and the exercise date of any options held by Mr. Ewigleben shall be extended to a date that is 90 days after his termination date.

        In June 1997, the Company entered into Compensation Agreements with each of Messrs. Willmott, Van Horn, Pelizza and Ehrlich, that provide that, in the event of a change in control, such officers will have certain rights and benefits for a period of thirty-six months for Mr. Willmott and twenty-four months for the other officers, following such change in control.

        For purposes of the Compensation Agreements, a "change in control" means (a) the consummation of any transaction pursuant to which any "person" (as such term is used in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the then outstanding securities of the Company; or (b) a change in the composition of a majority of the Board of Directors within twelve months after any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the then outstanding securities of the Company.

        Rights under the Compensation Agreements will be triggered in the event that, following a change in control, the applicable executive's employment is terminated by (a) the Company without cause; or (b) the executive if (i) the executive is assigned substantial duties or responsibilities that are materially inconsistent with the executive's position, duties, responsibilities or status during the twelve-month period immediately prior to the Change in Control; (ii) the executive's base compensation is reduced or the executive experiences in any year a reduction in the ratio of the executive's incentive compensation payment to the executive's base compensation in such year which is greater than the average reduction in the ratio of incentive compensation payments to base compensation in such year experienced by all of the Company's other salaried officers; or (iii) the executive is transferred to a location (other than Albuquerque, New Mexico) which is an unreasonable distance from the executive's current principal work location.

        The Compensation Agreements provide that the base salary payments shall be made on a monthly basis for the duration of the term and incentive payments shall be paid annually until the obligation to make such payments expires. Assuming a change in control occurred on December 31, 2011 the total estimated compensation that would be paid in the aggregate under the Compensation Agreements to Messrs. Willmott, Van Horn, Pelizza and Ehrlich is $1,520,000, which would be paid out in monthly installments over the term of the agreement.

Director Compensation

        The Company has a 2004 Amended and Restated Directors' Stock Option Plan (the "2004 Directors' Plan") pursuant to which each non-employee Director elected or appointed to the Board of Directors for the first time will be granted an option to purchase fifty thousand (50,000) shares of the Company's Common Stock and either restricted shares or an option to purchase fifty thousand (50,000) shares either (a) upon his or her re-election at an annual meeting of the Company's stockholders, or (b) in any calendar year in which an annual meeting of stockholders is not held, on June 1 of such year.

        Compensation for 2011 for the non-employee directors was earned at the rate of $12,500 per quarter. The Chairman of the Audit Committee earns compensation at the rate of $3,750 per quarter and each non-employee director earns $1,250 per quarter. The Chairman of the Strategic Planning Committee (providing this position is held by a non-employee director) earns compensation at the rate of $2,500 per quarter and each non-employee director earns $1,250 per quarter.. The Chairman of the Compensation Committee (providing this position is held by a non-employee director) earns compensation at the rate of $3,750 per quarter and each non-employee director earns $1,250 per quarter. The Chairman of the Nominating and Corporate Governance Committee (providing the position is held by a non-employee director) earns compensation at the rate of $2,500 per quarter and each non-employee director earns $1,250 per quarter. The Chairman of the Health, Safety and Environmental Committee (providing the position is held by a non-employee director) earns compensation at a the rate of $2,500 and each non-employee director earns $1,250 per quarter.

Mr. Willmott has a base salary of $100,000 in his capacity as Executive Chairman. He elected to participate in the Company's cash conservation program in 2010 and reduce his cash compensation by $15,000 for which he received a grant of Restricted Stock valued at $15,091.

        The following table summarizes all compensation earned by the Company's directors (excluding Mr. Ewigleben, whose compensation is set forth in the table titled "Summary Compensation Table") in the year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(3)	Total ($)
Paul K. Willmott(1)	100,643	57,666	21,334	—	2,099,833	6,075	2,285,551
Leland O. Erdahl(1)	75,000	57,666	23,500	—	—	—	156,166
Terence J. Cryan(1)	80,000	57,666	23,500	—	—	—	161,166
Marvin K. Kaiser(1)	75,000	57,666	23,500	—	—	—	156,166

(1)
See the Company's Form 10-K for the period ended December 31, 2011, Footnote 7—Shareholders' Equity of the Notes to Consolidated Financial Statements for discussion of stock options issued or issuable for deferred compensation and Footnote 8—Stock Based Compensation Plans of the Notes to Consolidated Financial Statements for discussion of valuation assumptions for stock option grants.

(2)
Option Award represents the grant date fair value of equity awards granted during 2011 in accordance with FASB ASC Topic 718.

(3)
Includes amounts paid for out-of-pocket medical and dental expenses under the Company's Supplemental Health Care Plan described above, contributions made by the Company under the Company's 401(k) Profit Sharing Plan described above, life insurance premiums paid by the Company on behalf of the named person and the value realized from the exercise of stock options.

Securities Authorized for Issuance Under Equity Compensation Plans

        The following table sets forth information as of December 31, 2011 regarding equity compensation to the Company's employees, officers and directors under equity compensation plans.

Plan category	Number of shares issuable under outstanding options and rights	Weighted average exercise price	Number of shares available for future issuance
Equity compensation plans approved by security holders	3,085,230	$2.50	2,564,291
Equity compensation plans not approved by security holders	—	$—	—
Total	3,085,230	$2.50	2,564,291

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

  Compensation Committee:
  Mr. Terence J. Cryan
  Mr. Leland O. Erdahl
  Mr. Marvin K. Kaiser

PROPOSAL TO APPROVE THE
COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS
(Proposal 2 on Proxy Card)

        The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") provides stockholders an opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

        As described in detail under the heading "Executive Compensation Discussion & Analysis" and in the compensation tables and narrative disclosures that accompany the compensation tables, the Company's compensation program for the Named Executive Officers is designed to reward exceptional organizational and individual performance.

        The primary objectives of our compensation program are to (i) enhance the Company's ability to attract and retain knowledgeable and experienced senior executives, (ii) drive and reward performance which supports the Company's core values, (iii) provide a percentage of total compensation that is "at-risk", or variable, based on predetermined performance criteria, (iv) require significant stock holdings to align the interests of Named Executive Officers with those of stockholders, and (v) set compensation and incentive levels that reflect competitive market practices.

        Pursuant to Section 14A of the Exchange Act of 1934 (which was added by the Dodd-Frank Act), the Company must also permit stockholders to cast an advisory vote on how often the Company should include an advisory vote on the Company's compensation of its Named Executive Officers in its proxy materials for future annual stockholder meetings (or special stockholder meetings for which the Company must include executive compensation information in the proxy statement for that meeting) at least once every six years. At the Company's 2011 Annual Meeting, the stockholders passed a resolution recommending, on an advisory basis, that a non-binding stockholder vote to approve the compensation of the Company's Named Executive Officers should occur every year.

        The Company is asking the stockholders to indicate their support for the Company's named executive officer compensation as described in this Proxy Statement. Accordingly, the Company asks the stockholders to vote "FOR" the following resolution at the Annual Meeting:

  "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company's Proxy Statement for the 2012 Annual Meeting of Stockholders, including the Compensation Discussion & Analysis, the Summary Compensation Table and the other related tables and disclosure."

        As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company's executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

PROPOSAL TO RATIFY THE SELECTION
OF HEIN & ASSOCIATES, LLP AS AUDITORS
(Proposal 3 on Proxy Card)

        The Board of Directors voted to engage Hein & Associates, LLP as independent accountants to audit the accounts and financial statements of the Company for the fiscal year ending December 31, 2012, and directed that such engagement be submitted to the stockholders of the Company for ratification. In recommending ratification by the stockholders of such engagement, the Board of Directors is acting upon the recommendation of the Audit Committee, which has satisfied itself as to the firm's professional competence and standing. Although ratification by stockholders of the engagement of Hein & Associates, LLP is not required by Delaware corporate law or the Company's Restated Certificate of Incorporation or Bylaws, management feels a decision of this nature should be made with the consideration of the Company's stockholders. If stockholder approval is not received, management will reconsider the engagement.

        It is expected that one or more representatives of Hein & Associates, LLP will be present at the Meeting and will be given the opportunity to make a statement if they so desire. It also is expected that the representatives will be available to respond to appropriate questions from the stockholders.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

        The Audit Committee approved the engagement of Hein & Associates, LLP as the Company's independent auditors for the year ended December 31, 2011.

Audit Fees.

        During the years ended December 31, 2011 and 2010, the Company was billed audit fees of $155,850 and $151,300, respectively, by Hein & Associates, LLP, its principal independent auditor. Audit fees include fees for the audits of the Company's consolidated financial statements and fees in connection with internal controls testing and evaluation under Sarbanes-Oxley requirements and for services that are usually provided by an auditor in connection with statutory and regulatory filings and engagements.

Audit Related Fees.

        None.

Tax Fees.

        None.

All Other Fees.

        None.

Audit Committee Pre-Approval Policies and Procedures.

        The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor to assure that the provision of such services do no impair the auditor's independence. All of the foregoing services were pre-approved by the Audit Committee.

 BOARD OF DIRECTORS' RECOMMENDATIONS

        The Board of Directors unanimously recommends a vote (i) FOR the election of each of the nominees for director named in the Proxy, (ii) FOR approval, on an advisory basis, of the compensation of the Company's Named Executive Officers as described in this Proxy Statement; and (iii) FOR the ratification of the appointment of Hein & Associates, LLP as independent auditors.

COST AND METHOD OF PROXY SOLICITATION

        The accompanying Proxy is being solicited on behalf of the Board of Directors of the Company. All expenses for soliciting Proxies, including the expense of preparing, printing and mailing the form of Proxy and the material used in the solicitation thereof, will be borne by the Company. In addition to the use of the mails, Proxies may be solicited by personal interview, telephone and facsimile by directors and regular officers and employees of the Company. Such persons will receive no additional compensation for such services. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

ANNUAL REPORTS AND CONSOLIDATED FINANCIAL STATEMENTS

        You are referred to the Company's annual report, including consolidated financial statements, for the year ended December 31, 2011, enclosed herewith for your information. The annual report is not incorporated in this Proxy Statement and is not to be considered part of the soliciting material. The annual report includes all the information contained in the Company's Form 10-K. A separate copy of the Company's Form 10-K will not be furnished.

DEADLINE FOR RECEIPT OF STOCKHOLDER
PROPOSALS FOR 2013 ANNUAL MEETING

        Stockholder proposals may be included in the Company's proxy statement for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in SEC regulations under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a stockholder proposal to be considered for inclusion in the Company's proxy statement and form of proxy for the annual meeting to be held in 2013, we must receive the proposal at our principal executive offices, addressed to the Secretary, no later than December 30, 2012. In addition, a stockholder proposal that is not intended for inclusion in our proxy statement under Rule 14a-8 may be brought before the 2013 annual meeting so long as we receive information and notice of the proposal not later than March 18, 2013.

MISCELLANEOUS

        The Board of Directors is not aware of any matter, other than the matters described above, to be presented for action at the Meeting. However, if any other business properly comes before the Meeting, the person or persons named in the enclosed form of Proxy will vote the proxy in accordance with his or their best judgment on such matters.

LEWISVILLE, TEXAS

April 30, 2012

URANIUM RESOURCES, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
To be Held on June 4, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned stockholder of Uranium Resources, Inc. (the "Company") hereby constitutes and appoints Paul K. Willmott, Donald C. Ewigleben, Thomas H. Ehrlich, Terence J. Cryan, and Marvin K. Kaiser, or any of them acting singly, each with the power of substitution as attorneys and proxies to vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of Baker & Hostetler LLP, 303 East 17th Avenue, Suite 1100, Denver, CO 80203-1264 on June 4, 2012, at 9:00 a.m., local time, and at any and all adjournments thereof, with the same force and effect as if the undersigned were personally present, and the undersigned hereby instructs the above-named Attorneys and Proxies to vote as follows:

  1.
  ELECTION OF DIRECTORS. The following five persons have been nominated to serve on the Company's Board of Directors: Paul K. Willmott, Donald C. Ewigleben, Terence J. Cryan, Marvin K. Kaiser and John H. Pfahl.

☐	FOR all nominees listed above	☐	WITHHOLD AUTHORITY
to vote for all nominees listed above

(INSTRUCTION: To withhold authority to vote for any one or more individual nominees, write the name of each such nominee in the space provided below.)
Withhold authority to vote for any individual nominee

        2.     APPROVAL OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS. Proposal to approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in the Company's Proxy Statement for the 2012 Annual Meeting of Stockholders, including the Compensation Discussion & Analysis, the Summary Compensation Table and the other related tables and disclosure:

☐ FOR            ☐ AGAINST            ☐ ABSTAIN

        3.     RATIFICATION OF HEIN & ASSOCIATES, LLP. Proposal to ratify the selection of Hein & Associates, LLP, independent accountants, as the independent auditors of the Company for the fiscal year ending December 31, 2012:

☐ FOR            ☐ AGAINST             ☐ ABSTAIN

        4.     OTHER BUSINESS. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment of adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

DATED:	, 2012

(Signature)

(Signature)

NOTE: Please sign exactly as your name or names appear on this card. Joint owners should each sign personally. When signing as attorney, executor, administrator, personal representative, trustee or guardian, please give your full title as such. For a corporation or a partnership, please sign in the full corporate name by the President or other authorized officer or the full partnership name by an authorized person, as the case may be.

To vote by mail, please mark, sign, date, and return this Proxy in the enclosed envelope.

For all other voting methods, please follow the voting instructions which accompany the proxy materials you received.

QuickLinks

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 4, 2012
PROXY STATEMENT
ACTION TO BE TAKEN AT THE MEETING
OUTSTANDING VOTING SECURITIES REQUISITE VOTE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS (Proposal 1 on Proxy Card)
COMPENSATION DISCUSSION AND ANALYSIS
PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS (Proposal 2 on Proxy Card)
PROPOSAL TO RATIFY THE SELECTION OF HEIN & ASSOCIATES, LLP AS AUDITORS (Proposal 3 on Proxy Card)
PRINCIPAL ACCOUNTANT FEES AND SERVICES
BOARD OF DIRECTORS' RECOMMENDATIONS
COST AND METHOD OF PROXY SOLICITATION
ANNUAL REPORTS AND CONSOLIDATED FINANCIAL STATEMENTS
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING
MISCELLANEOUS